THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                      Computation of Loss Per Common Share

                                                For the Three Months Ended
                                                       December 31,
                                          ------------------------------------
                                                1998                1997
                                          ----------------    ----------------
                                             (unaudited)         (unaudited)

Shares  outstanding:                          7,206,325           3,067,709
Weighted average shares outstanding           5,730,568           3,024,761

Net loss                                  $    (222,078)      $     (52,054)
                                          ----------------    ----------------

Net loss per common share                 $       (0.04)      $       (0.02)